As filed with the U.S. Securities and Exchange Commission on December 2, 2024

Registration Statement No. [●]

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Borr Drilling Limited
(Exact name of registrant as specified in its charter)

Bermuda	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
S.E. Pearman Bldg. 2nd Floor
9 Par-la-Ville Road
Hamilton HM11
Bermuda
(Address of principal executive offices)

Share Option Scheme
(Full Title of the Plan)

Borr Finance LLC
8 The Green, Suite A City of Dover
Delaware, 19901
United States of America
+1 (441) 5004754
(Name and address, and telephone number, including area code, of agent for service)

Copies to:
 James A. McDonald
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate
London EC2N 4BQ England
+44 (0)20 7519 7183

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

EXPLANATORY NOTE

 Borr Drilling Limited, an exempted company incorporated under the laws of Bermuda, with registration number 51741 (the “Company” or the “Registrant”) is filing this registration statement on Form S-8 (this “Registration Statement”) to register 12,638,327 shares, par value $0.10 (“Common Shares”) that may be issued upon the exercise of share options granted pursuant to the Company’s Share Option Scheme dated March 15, 2017 as amended on February 13, 2024 (the “Plan”).

 PART I.

 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

 The Registrant will send or give to all participants in the Plan the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) under the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.
 PART II.

 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, previously filed by the Company with the Commission, are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 20-F for the year ended December 31, 2023, filed with the Commission on March 27, 2024;
(b)
The Company’s Reports on Form 6-K furnished to the Commission on May 23, 2024 (Unaudited Interim Financial Report); August 15, 2024 (Unaudited Interim Financial Report); September 4, 2024 (Resolution for the Delisting from Oslo Stock Exchange); November 4, 2024 (Approval of the Delisting from Oslo Stock Exchange); November 6, 2024 (Unaudited Interim Financial Report); November 7, 2024 (Fleet Status Report); November 13, 2024 (Repurchase of Shares); November 19, 2024 (Rig Operation); and November 20, 2024 (Update on Repurchase of Shares); and

(c)
The description of the Common Shares contained in the Company’s registration statement on Form 8-A filed with the Commission on July 29, 2019, pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), including the description of the Common Shares included as Exhibit 2.1 in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with Commission on April 11, 2022, including any amendments or reports filed for the purpose of updating such description.

 All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and, to the extent designated therein, certain reports on Form 6-K we submit to the Commission after the date hereof, prior to the filing of a post-effective amendment which indicates that all Common Shares offered hereby have been sold or which deregisters all Common Shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed or furnished document that is deemed to be incorporated by reference into this Registration Statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. In the case of a conflict or inconsistency between information contained in this Registration Statement and information incorporated by reference into this Registration Statement, you should rely on the information contained in the document that was filed or furnished later.

 Item 4. Description of Securities

 Not applicable.

 Item 5. Interests of Named Experts and Counsel

 Not applicable.

 Item 6. Indemnification of Directors and Officers

 The Companies Act 1981 of Bermuda (the “Companies Act”) requires every officer, including directors, of a company in exercising powers and discharging duties, to act honestly in good faith with a view to the best interests of the company, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act further provides that any provision, whether in the bye-laws of a company or in any contract between the company and any officer or any person employed by the company as auditor, exempting such officer or person from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him, in respect of any fraud or dishonesty of which he may be guilty in relation to the company shall be void.

 Our Bye-Laws provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty, and that we may advance funds to our officers and directors for expenses incurred in their defense upon the condition that the directors or officers repay the funds if any allegation of fraud or dishonesty is proved. Our Bye-Laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the Company, against any of the Company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. The Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such purpose.

We have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

 Item 7. Exemption from registration claimed

 Not applicable.

 Item 8. Exhibits

Exhibit Numbers	Description
4.1	Memorandum of Association of Borr Drilling Limited (incorporated by reference from Exhibit 3.1 of the Registration Statement, filed on Form F-1, dated July 10, 2019)
4.2	Amended and Restated Bye-Laws adopted on September 27, 2019 (incorporated by reference from Exhibit 1.2 of the Company's Annual Report on Form 20-F for the year ended December 31, 2021)

Exhibit Numbers	Description
4.3*	Share Option Scheme dated March 15, 2017 and amended on February 13, 2024
5.1*	Opinion of Walkers
23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Borr Drilling Limited
23.2*	Consent of Walkers (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature page hereto)
107*	Filing Fee Table

*	Filed herewith

 Item 9. Undertakings.

 The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement, provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 SIGNATURES

 Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Registration Statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on December 2, 2024.

BORR DRILLING LIMITED

By: /s/ Magnus Vaaler
Name: Magnus Vaaler
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints Mr. Magnus Vaaler, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact and agent, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Tor Olav Trøim	Director and Chairman of Board of Directors	December 2, 2024
Tor Olav Trøim
/s/ Alexandra Kate Blankenship	Director	December 2, 2024
Alexandra Kate Blankenship
/s/ Jeffrey R. Currie	Director	December 2, 2024
Jeffrey R. Currie
/s/ Neil Glass	Director	December 2, 2024
Neil Glass
/s/ Daniel W. Rabun	Director	December 2, 2024
Daniel W. Rabun
/s/ Mi Hong Yoon	Director	December 2, 2024
Mi Hong Yoon
/s/ Patrick Schorn	Director and Chief Executive Officer	December 2, 2024
Patrick Schorn
/s/ Magnus Vaaler	Chief Financial Officer	December 2, 2024
Magnus Vaaler

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Borr Drilling Limited has signed this registration statement or amendment thereto in Newark, Delaware, U.S.A. on December 2, 2024.

Authorized U.S. Representative

By: /s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director